Exhibit 14.1

ENVISION SOLAR INTERNATIONAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Envision Solar International, Inc. is committed to maintaining the highest standards of honest and ethical business conduct. While businesses and customs can vary from region to region, we share certain standards and responsibilities wherever we do business.

This policy applies to all Company employees and officers as well as the members of our Board of Directors. The following guidelines are designed to inform you of our standards of business conduct and to assist you in complying with these standards.

All employees, officers and Board members are expected to read and understand this policy and to adhere to these standards. Failure to comply with this policy, or to take action where aware of another’s failure to comply, may result in disciplinary action, up to an including termination.

These guidelines do not and cannot cover every situation. You are encouraged to seek guidance on any ethical or legal questions from your immediate supervisor or the Chief Financial Officer, who can assist you in determining the proper course of conduct.

Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Chief Financial Officer indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics. The signed acknowledgment form will be retained in your personnel file.

I.       COMPLIANCE WITH LAWS

You must comply with all applicable laws, regulations, rules and regulatory orders. If you work outside the United States, you must also comply with any applicable local laws. You are expected to know the requirements relating to your job so that you are able to recognize potential violations of law and to know when to seek advice from the Chief Financial Officer. Violations of any applicable laws may subject you to criminal or civil liability and may result in disciplinary action by the Company, up to and including termination.

Discussed below is the Company’s policy with respect to specific areas of law. This is not intended as a comprehensive list, and you should consult with the Chief Financial Officer regarding any questions or concerns you may have about the applicability of other laws, regulations, rules and regulatory order.

A.       Securities Laws Prohibiting “Insider Trading”

It is the Company’s policy to comply with all federal and state securities laws, including those that restrict your ability to purchase and/or sell the Company’s securities. Please refer to the Company’s Insider Trading Policy, which is available to you, for more information on your obligations under these laws.

B.       Job Discrimination Laws

It is the Company’s policy to comply with all laws that prohibit discrimination against an employee or prospective employee on the basis of race, color, religion, sex, national origin, age, disabilities or other basis as provided by applicable laws. Please refer to the Company’s employee handbook, which is available to you, for more information on your obligations under these laws.

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C.       Workplace Harassment Laws

It is the Company’s policy to comply with all laws that prohibit harassment in the workplace. Please refer to the Company’s employee handbook, which is available to you, for more information on your obligations under these laws.

D.       Antitrust Laws

It is the Company’s policy to comply with all U.S. federal, state and local antitrust laws, as well as all applicable foreign antitrust or competition laws, which generally prohibit agreements or actions that may restrain trade or reduce competition.

These laws govern the relationships between the Company and its competitors. Contact with the Company’s competitors should be limited and should not address topics relating to pricing or other terms and conditions of sales, customers and suppliers. Participation in trade associations or standards creation bodies in which the Company’s competitors are also participating.

Competition laws generally address a wide range of practices, including: arrangements with competitors (including participating with competitors in a trade association or in a standards creation body, as well as price fixing); many pricing practices (including price discrimination, secret rebates), terms of sale, restrictions on resellers, promotional allowances and many other practices. Activities such as price-fixing and arrangements with competitors to divide or allocate markets or customers or exclude others from a market, are absolutely prohibited. Competition laws also can prohibit false or misleading statements regarding the Company’s competitors or their services.

All employees and officers with management responsibilities are expected to have a basic working knowledge of the applicable antitrust laws and prohibited activities related to their work. The application of these laws to particular situations can be very complex. Employees and officers should involve the Company’s Chief Financial Officer early on whenever a question or doubt in this area arises, or whenever they propose to enter into an agreement or arrangement with a competitor.

E.       Environmental Laws

It is the Company’s policy to comply with all applicable environmental laws and regulations.

F.       Government Contracts

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to contracting with a government entity. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company’s Chief Financial Officer must review and approve all contracts with any government entity.

G.       Foreign Corrupt Practices Act

It is the Company’s policy to comply fully with the Foreign Corrupt Practices Act (or “FCPA”). It is a violation of the FCPA and the Company’s policy to make any corrupt payment (or promises or offers to pay) of anything of value to any foreign official, political party or official. Such payments are prohibited whether they involve the use of Company funds or private funds in furtherance of the Company business. Violations of this prohibition subject both the Company and you to criminal and civil liability. In addition, Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business.

All managers and officers are expected to monitor continued compliance with the FCPA and similar laws of other countries to ensure compliance with these laws.

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Notwithstanding the foregoing, the Company recognizes that in certain non-U.S. countries some minor government officials will delay or fail to perform their ministerial or clerical functions or services unless payments are made to them. Such payments may be made only if it has been determined in writing by an officer of the Company that:

•	the service for which the payment being made is clearly a service that the person receiving the payment is legally required to provide;

•	the government action sought is proper for the Company to receive;

•	the payments are not made to policy-making government personnel;

•	the payments are consistent with local custom and standards;

•	the duties of the person receiving the payment are essentially ministerial or clerical; and

•	there is not a reasonable alternative to making such payments.

The FCPA does not prohibit payment of certain regulatory fees set by the government. Examples of appropriate payments to foreign governments are regular fees established by the government for:

•	obtaining government permits, licenses or other documentation to conduct business;

•	the processing of governmental papers (such as work permits and visas);

•	the provision of police protection, mail service and utilities, and

•	the loading and unloading of product shipments.

Given the restrictive nature of these laws, no payment of any kind may be made to any foreign government officials or employees (even if they seem to be within one of the permitted categories described above) without the prior written approval of the Company’s Chief Financial Officer. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior written approval of the Company’s Chief Financial Officer.

II.       CONFLICTS OF INTEREST

You must avoid any actual or apparent conflict of interest. A conflict of interest can exist or appear to exist where your benefits or interests in a transaction or relationship may conflict with those of the Company.

Discussed below are examples of situations involving actual conflicts of interest or the appearance of a conflict of interest and the procedures you must follow to report any such conflict.

A.       Outside Employment

Our employees and officers are expect to devote their full attention to the business of the Company. A conflict of interest may exist when you engage in an activity that interferes with your job performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the interests of the Company. You may not accept simultaneous employment with a customer, supplier or competitor of the Company unless you obtain prior written approval from the Chief Financial Officer. Further, you may not take part in any activity that enhances or supports a competitor’s position.

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B.       Outside Directorships

A conflict of interest exists when you serve on the Board of Directors of any company that competes with the Company. You may not accept any appointment as a member of the Board of Directors of any other company, trade association, or similar organization, other than a subsidiary of the Company or a religious or social organization or advisory board of a non-profit institution unless you obtain prior written approval from the Company. Employees must obtain written approval from the Chief Financial Officer. Officers (other than the Chief Executive Officer) must obtain prior written approval from the Chief Executive Officer before accepting any such appointment. The Chief Executive Officer must obtain approval from the Board of Directors. This policy is not intended to prevent service on such boards but is intended to help you avoid a conflict of interest.

C.       Gifts and Entertainment

A conflict of interest may exist when a gift is exchanged with a customer, supplier, or competitor of the Company that might be intended or perceived as intended to influence any Company business decision or action. You may not accept a gift from or provide a gift to these parties. For the purposes of this policy, a “gift” includes any offer, payment, promise to pay or authorization to pay anything of value, including money, gift, products and services. Examples of gifts include dinners, tickets to sporting or other events and vacations.

Under this policy, a gift of cash or its equivalent is always an improper gift, regardless of its value. Any non-cash gift with a value over $100 is presumed to be improper. Repeated non-cash gifts with a value of $100 or less may also be consider improper. A discount from the Company’s suppliers or customers is also an improper gift unless the same discount is available to all Company employees. You are expected to use good judgment and seek guidance from the Chief Financial Officer when needed.

This policy does not apply to inexpensive gifts that are commonly exchanged in business relationships or to normal and infrequent business meals or celebratory events, so long as these are appropriate to the circumstances and do not create an appearance of impropriety. You may also distribute promotional items advertising the Company to customers and suppliers if the items are of a limited value, and their distribution does not violate any laws or generally accepted business practices. This policy also does not apply to gifts to or from the Company, rather than a particular employee, officer or Board member.

If you receive a gift which may violate this policy, you should consult with the Chief Financial Officer regarding how to refuse or return the gift without offending the individual or company offering the gift.

D.       Outside Financial Interests

A conflict of interest may exist when you (or a family member) holds a financial interest in a third party that has a business relationship with the Company. You may not hold any financial interest, including stock or bond ownership, in any customer, supplier or competitor of the Company that might create a conflict of interest with your responsibilities to the Company unless you receive prior written approval. Employee, officers and Board members (other than the Chief Executive Officer and Chairman of the Board) must receive prior written approval from the Chief Financial Finance. The Chief Executive Officer and the Chairman of the Board must obtain prior written approval from the Board of Directors.

Several factors must be considered in determining whether a financial interest will create a conflict, such as the amount of money involved, your ability to influence the Company’s decisions and the decisions of the other party, your access to the confidential information of the Company or the other party and the nature of the relationship between the Company and the other party. Examples of potentially inappropriate financial interests or transactions are:

•	owning stock in competitor or a material business partner (except as provided below);

•	loaning money to a competitor or a material business partner;

•	holding other investments or owning an interest in a competitor or a material business partner; and

•	holding any interest in property or assets for the purpose of selling or leasing these to the Company.

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For the purposes of this policy, the term “material” means that the value of the Company’s transaction with the business partner exceeds $10,000 per year.

This policy does not prohibit owning less than 1% of the stock of a corporation or borrowing from a financial institution doing business with the Company.

E.       Transactions with Relatives

A conflict of interest may exist when you conduct Company business with a relative or an entity in which a relative plays a significant role. For purposes of this policy, a relative includes a spouse, child, parent, sibling, grandparent, aunt, uncle, niece, nephew, cousin, step relationships, and in-laws, and also includes a person living in a spousal (including same sex) or familial fashion with you.

Employees may not engage in Company business with a relative unless a written description of the transaction is submitted to the Chief Financial Officer and the transaction is deemed to not be material to the Company. If the transaction is deemed to be material to the Company, employees must receive prior written approval from the Audit Committee before proceeding with such transaction.

Officers and Board members may not engage in Company business with a relative unless a written description of the transaction is submitted to the Board of Directors and the prior written approval of a majority of the independent members of the Board or the Audit Committee is received. The Company must report all such material transactions with its officers and Board members under applicable accounting rules, federal securities laws, and the rules and regulations of the Securities and Exchange Commission and any exchange or market on which the Company’s securities are traded.

In general, any transactions with relatives of employees, officers and Board members must be conducted in such a way that no preferential treatment is given to this business.

F.       Corporate Opportunities

A conflict of interest may exist where both you and the Company can take advantage of an opportunity that has been made available to the Company. You may not exploit for your own personal gain a business opportunity in which the Company has an interest, unless a written description of the opportunity is submitted to the Board of Directors and disclose the opportunity fully in writing to the Company’s Board of Directors and a majority of the independent members of the Board of Directors or the Audit Committee declines in writing to pursue such opportunity.

G.       Other Situations

Other transactions and relationship may create actual or apparent conflicts of interest. If a proposed transaction or relationship raises any questions or concerns for you should consult with the Chief Financial Officer.

III.       ACCURATE RECORDS AND PUBLIC DISCLOSURES

A.       Accounting Practices

It is the Company’s policy that all payments and transactions be properly authorized by management and fully and accurately recorded in the Company’s books and records in compliance with all applicable laws and established corporate accounting policies. False, incomplete or misleading entries, undisclosed or unrecorded funds or assets, company funds placed in any personal or non-corporate account, and payments without appropriate supporting authorization and documentation are strictly prohibited and violate Company policy and applicable law. Asset records must be regularly compared with actual assets, and proper and prompt action must be taken to reconcile any variances. All documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

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B.       Recording and Charging of Costs

You must ensure that all costs are charged to the appropriate account and that your work is accurately recorded on your time sheet, if applicable, as it was performed. You are required to sign your own time sheet, and your signature certifies the accuracy of the information on the sheet. The signature of your manager on your time sheet certificate that your manager has reviewed and verified the accuracy of the information.

It is the Company policy that all hours worked be recorded against the cost objective worked on, including authorized work at home. Intentional mischarging or non-charging of costs is a criminal offense and a violation of Company policy. You must document and have approved any necessary change of records or transfer of costs for accounting purposes. No one is authorized to permit or require an employee to deviate from correct charging practices. You must report any deviations from proper charging practices to your immediate supervisor, if applicable, and/or the Company’s Chief Financial Officer.

C.       Public Disclosure

It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in its filings with the Securities and Exchange Commission, press releases and other public communications. In order to ensure the quality of this disclosure, you are required to adhere to this policy and to comply with the Company’s internal controls and disclosure controls policies.

IV.       OTHER STANDARDS FOR CONDUCTING BUSINESS

A.       Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s confidential information includes names and lists of customers, financial information, business plans, and manufacturing processes. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only and must be safeguarded. THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET.

Proprietary Information Agreement. When you joined the Company, you signed an agreement to protect and hold confidential the Company’s proprietary information. This agreement remains in effect for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

Disclosure of Company Confidential Information. To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the Company’s Chief Financial Officer to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by the Company’s Chief Financial Officer. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company’s Chief Financial Officer prior to publication or use.

Requests by Regulatory Authorities. The Company and its employees must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s Chief Financial Officer. No financial information may be disclosed without the prior approval of the Company’s Chief Financial Officer.

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Company Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Executive Officer, Chief Financial Officer or Investor Relations Department. The Company has designated its Chief Executive Officer, Chief Financial Officer and the Investor Relations Department as official Company spokespeople for financial matters, and for marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Company.

B.       Proprietary Information and Intellectual Property of Others

General. The Company respects the intellectual property of third parties. Improper use or disclosure of proprietary information of others can subject the Company to significant liability and can seriously harm our reputation and customer relationships. Proprietary information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A customer’s or supplier’s proprietary designs, or a demo of a customer’s (or potential customer’s) new product, may be a protected trade secret, as may other information which the customer or supplier has designated as proprietary or as a trade secret. Employees and officers must take care to respect the proprietary nature of this information and not use it without authorization or reveal it to the customer’s or suppliers’ competitors or any other third party. In addition, employees and officers should only disclose such information to other Company employees on a “need to know” basis.

Former Employers. The Company’s employees, officers and Board members may be former employees and/or officers of other companies in a similar line of work and in possession of trade secrets of such companies. The Company’s policy is that no employee, officer or Board member is to reveal any information to the Company that might reasonably be considered a trade secret of a former employer. If you have any questions, you should consult with the Company’s Chief Financial Officer.

Need for Nondisclosure Agreement. You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. THE COMPANY’S COUNSEL CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal.

Competitive Information. You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

C.       Advertising

The Company’s reputation for integrity is an important asset and the result of honesty to our customers. It is the Company’s policy to always be truthful in our promotional efforts. You must refrain from using misrepresentations in advertisements or other promotions of our products.

D.       Software

Some of the software used at the Company was created and copyrighted by other companies and may be subject to nondisclosure restrictions. Such software is usually governed by a license agreement. You should seek guidance from the Company’s Chief Financial Officer when entering into and interpreting license agreements. Reproducing software without authorization may violate these agreements and intellectual property laws. No employee, officer or Board member should make copies, resell or transfer software created by another company, whether in the office, at home, or on the road, unless it is authorized under the applicable software license agreement. Unauthorized copying may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company’s IT Department may inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

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E.       Political Contributions

You may not use any Company funds for political contributions of any kind to any political candidate or holder of any government office. The term “political contribution” includes direct and indirect payments, loans, advances, deposits or gifts of money or any service. It also includes subscriptions, memberships, tickets, purchasing of advertising space, payment of expenses and compensation of employees for a political organization, candidate or public official.

The Company reserves the right to participate in the political process through monetary or in-kind contributions to the campaign for a candidate, ballot measure or otherwise. All political contributions and other political activity undertaken on behalf of the Company may only be done with the prior written approval of the Board of Directors and must be in accordance with applicable laws.

F.       Selecting Suppliers

The Company’s suppliers make significant contributions to our success. It is the Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should you attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales, so long as these restrictions have been specifically reviewed by the Company’s Chief Financial Officer for compliance with competition law and approved.

G.       Work Environment

If the Company determines that your conduct on or off the job adversely affects your performance, that of other employees, or the Company’s legitimate business interests, you will be subject to correction action, including termination. You should review the Company’s employee handbook for more information on this.

V.       USE OF COMPANY’S ASSETS

A.       General

Protecting the Company’s assets is a key responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. Company assets are to be used for Company business purposes only, and may not be used by employees for personal use, nor may employees allow any other person to use Company assets. Furthermore, Company employees are responsible for the proper use of Company assets, and must use good judgment to safeguard such assets against loss, damage, misuse or theft. Employees who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination. Employees who have any questions regarding this policy should bring them to the attention of the Company’s Chief Financial Officer.

B.       Company Funds

Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company employees must not use Company funds for any personal purpose. A violation of this policy will subject the employee to disciplinary action, up to and including termination.

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C.       Computers and Other Equipment

The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and to use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

You should not expect privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

VI.       AMENDMENTS AND WAIVERS

Any amendment or waiver (including an implied waiver) of any provision of these policies for a member of the Company’s Board of Directors or Chief Executive Officer, Chief Financial Officer, or other executive officer must be approved in writing by the Company’s Board of Directors. Any such amendment or waiver must be disclosed promptly in accordance with the rules of the U.S. Securities and Exchange Commission. The disclosure must include a brief description of the amendment or waiver, and, in the case of a waiver, the name of the person to whom the waiver was granted and the date on which the waiver was granted.

Any amendment or waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee must be approved in writing by the Chief Financial Officer.

VII.       ADHERENCE TO THE POLICY AND DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values.

We expect you to adhere to these rules in carrying out your duties for the Company. In particular, managers and officers are expected to exemplify the highest standards of ethical business conduct and encourage discussion with those they work with of the ethical and legal implications of business decisions. The responsibilities include ensuring that this policy is communicated to all employees with whom they work. Moreover, managers and officers are responsible for ensuring that employees are provided with necessary information in order to do their jobs.

It is your responsibility to assist the Company in enforcing this policy. You should be alert to possible violations and report these promptly to the Chief Financial Officer. You are expected to cooperate in any internal or external investigations of possible violations.

You are prohibited from threatening or retaliating against any person who has in good faith reported a violation or suspected violation of law, this policy or other Company policies, or against any person who is assisting in any investigation with respect to such a violation.

The Company will take appropriate action against any person whose actions are found to violate these policies or any other applicable policies of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

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You should review the Company’s other policies and procedures that are referred to in this policy.

CONCLUSION

This Code of Business Conduct and Ethics does not and cannot cover every situation. You should discuss questions about the ethical or legal propriety of a situation with your immediate supervisor or the Chief Financial Officer. The Board of Directors may evaluate certain questions about the ethical or legal propriety of a situation.

Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) modifies the at-will employment relationship that the Company has with its employees, nor creates or implies an employment contract or term of employment.

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